Rennova Health completes purchase of

an eighty five bed acute care hospital in JAMESTOWN, TN.

West Palm Beach, Fla. (June 1, 2018) Rennova Health, Inc. (OTCQB: RNVA), (OTCQB: RNVAW) (“Rennova” or the “Company”), a vertically integrated provider of industry-leading diagnostics and supportive software solutions to healthcare providers, announced today that it has completed an acquisition of its second hospital by closing the previously reported Asset Purchase Agreement to acquire an eighty five bed acute care hospital, based in Jamestown, Tennessee for approximately $635,000 from Community Health Systems, Inc. Diligence, legal and other costs associated with the acquisition are estimated to be approximately $500,000 meaning the total cost of acquisition to the Company is approximately $1,100,000.

Jamestown TN Medical Center, Inc. is an 85 bed facility of approximately 90,000 square feet on over eight acres of land, which offers a 24-hour Emergency Department with two spacious trauma bays and seven private exam rooms, inpatient and outpatient medical services and a Progressive Care Unit which provides telemetry services. The acquisition also included a separate Physician Practice which will now operate under Rennova as Mountain View Physician Practice, Inc.

Annual revenues in recent years have been approximately $15 million net revenues per annum with government payers including Medicare and Medicaid accounting for in excess of 60% of the payor mix. Rennova does not expect that to change significantly in the near future.

“We believe this acquisition complements our previously purchased hospital in Oneida TN, and the two hospitals located within one hour drive from each other create a number of synergies and efficiencies for services and management” said Seamus Lagan, Chief Executive Officer of Rennova. “We look forward to expanding the needed services we offer these local communities and believe this acquisition increases the opportunity and value for our shareholders”.

About Rennova Health, Inc.

Rennova provides industry-leading diagnostics and supportive software solutions to healthcare providers, delivering an efficient, effective patient experience and superior clinical outcomes. Through an ever-expanding group of strategic brands that work in unison to empower customers, we are creating the next generation of healthcare. For more information, please visit www.rennovahealth.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Additional information concerning these and other risk factors are contained in the Company’s most recent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

Contacts:

Rennova Health
Sebastien Sainsbury, 561-666-9818

ssainsbury@rennovahealth.com

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